Exhibit 10.1

KENNEDY-WILSON HOLDINGS, INC.
SECOND AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN
EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT
THIS AGREEMENT (this “Agreement”), is made effective as of _________, 2017 (the “Effective Date”), by and between Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), and ____________ (the “Awardee”).
WITNESSETH:
WHEREAS, the Company has adopted the Kennedy-Wilson Holdings, Inc. Second Amended and Restated 2009 Equity Participation Plan (as may be amended from time to time, the “Plan”) for the benefit of its employees, nonemployee directors and consultants and the employees, nonemployee directors and consultants of its affiliates, and
WHEREAS, the Committee has authorized the award to the Awardee of shares of Restricted Stock (“Restricted Shares”) under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided.
NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:
1.Definitions.
To the extent not defined herein, terms used in this Agreement which are defined in the Plan shall have the same meanings as set forth in the Plan.
2.    Award of Restricted Shares.
The Committee hereby awards to the Awardee ______ Restricted Shares. All such Restricted Shares shall be subject to the restrictions and forfeiture provisions contained in Sections 4, 5 and 6, such restrictions and forfeiture provisions to become effective immediately upon execution of this Agreement by the parties hereto.
3.    Stock Issuance.
The Awardee hereby acknowledges that the Restricted Shares are issued in book entry form on the books and records as kept by the Company’s transfer agent, shall be registered in the name of the Awardee and a stock certificate evidencing the Restricted Shares shall not be delivered to the Awardee until the Awardee satisfies the vesting requirements contained in Sections 4 or 5. In the event that a stock certificate is delivered to the Awardee before the vesting requirements are satisfied and all Restrictions imposed pursuant to this Agreement have lapsed, the Awardee hereby acknowledges that such stock certificate shall bear the following legend:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of an Agreement entered into between the registered owner and Kennedy-Wilson Holdings, Inc., effective as of __________, 2017. Copies of such Agreement are on file in the offices of the Secretary, Kennedy-Wilson Holdings, Inc., 151 S. El Camino Drive, Beverly Hills, CA 90212.”
4.    Vesting.
Subject to Sections 5 and 6 below, and pursuant to the terms of this Agreement and the Plan (and as summarized on Exhibit A attached hereto), the Restricted Shares shall be eligible to vest and no longer be subject to Restrictions as of the Vesting Date to the extent that the MSCI Index Relative Performance goals set forth on Exhibit A attached hereto are satisfied for the Performance Period (each such term as defined below), subject to the Awardee being an employee of the Company or an Affiliate thereof through the Vesting Date. As soon as reasonably practicable following the end of the Performance Period (but in no event later than thirty (30) days after the end of the Performance Period), the Committee shall determine (such date of determination by the Committee, the “Vesting Date”) the Company TSR Percentage, the MSCI Index TSR Percentage, the MSCI Index Relative Performance, the Vesting Percentage and the number of Restricted Shares subject hereto that have become vested and no longer subject to Restrictions as of the Vesting Date (with any fractional Restricted Share rounded as determined by the Company). Any Restricted Shares subject hereto that have not become vested and no longer subject to Restrictions as of the Vesting Date for any reason shall immediately be forfeited as of such date without consideration therefor, and the Awardee shall have no further right or interest in or with respect to such Restricted Shares.
Notwithstanding the foregoing, in the event that a Change of Control occurs prior to the end of the Performance Period and the Awardee remains in continued employment with the Company or an Affiliate thereof until at least immediately prior to the Change of Control, a number of Restricted Shares equal to the product of (x) the number of then-outstanding Restricted Shares multiplied by (y) the Vesting Percentage calculated assuming that the MSCI Index Relative Performance for the Performance Period is attained at Target Level (as set forth on Exhibit A) (with any fractional Restricted Share rounded as determined by the Company) shall automatically become fully vested and no longer subject to Restrictions as of the date of such Change of Control.
For purposes of this Agreement, the following terms shall have their respective meanings set forth below:
(a)    “Company TSR Percentage” means the growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value per share of Common Stock during the Performance Period, calculated in accordance with the total shareholder return calculation methodology used in the MSCI Real Estate Index (and, for the avoidance of doubt, assuming the reinvestment of all dividends paid on Common Stock); provided, however, that for purposes of calculating total shareholder return for the Performance Period, the initial share price shall equal the closing price of a share of Common Stock on the principal securities exchange on which such shares are then traded on the day immediately preceding the first day of the Performance Period, and the final share price as of any given date shall be equal to the Share Value.
(b)     “MSCI Real Estate Index” means the total return version of the MSCI World Real Estate Index, or, in the event such index is discontinued or its methodology is significantly changed, a comparable index selected by the Committee in good faith.
(c)     “MSCI Index Relative Performance” means the Company TSR Percentage less the MSCI Index TSR Percentage, expressed in basis points.
(d)     “MSCI Index TSR Percentage” means the growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value of the MSCI Real Estate Index during the Performance Period, calculated in a manner consistent with the calculation of Company TSR Percentage (as defined above).
(e)     “Performance Period” means the period commencing on January 1, 2018 and ending on December 31, 2020.
(f)     “Share Value,” as of any given date, means the average of the closing trading prices of a share of Common Stock on the principal exchange on which such shares are then traded for each trading day during the thirty (30) consecutive calendar days ending on such date.
(g)     “Vesting Percentage” means the “Vesting Percentage” determined in accordance with Exhibit A attached hereto, which is a function of the MSCI Index Relative Performance during the Performance Period.
5.    Termination of Employment.
Notwithstanding the foregoing, the following provisions shall apply in the event that the Awardee’s employment with the Company and its Affiliates terminates prior to the Awardee’s fully satisfying any of the vesting requirements set forth in Section 4:
(a)    Subject to Section 5(b) below, if the Awardee’s employment with the Company and its Affiliates shall be terminated by reason of the Awardee’s death or Total and Permanent Disability, in any such event, all then-unforfeited Restricted Shares subject to vesting thereafter shall remain outstanding and be eligible to become vested and no longer subject to Restrictions as of the Vesting Date to the extent that the MSCI Index Relative Performance goals set forth on Exhibit A attached hereto are satisfied for the Performance Period (as determined in accordance with Exhibit A and Section 4 above) and without regard to the requirement the Awardee be an employee of the Company and/or its Affiliates as of the Vesting Date. To the extent that any Restricted Shares subject to vesting on the Vesting Date do not become vested and no longer subject to Restrictions as of the Vesting Date for any reason, such Restricted Shares shall immediately be forfeited as of such date without consideration therefor, and the Awardee shall have no further right or interest in or with respect to such Restricted Shares.
(b)    Notwithstanding anything to the contrary in this Section 5, if (i) the Awardee’s employment with the Company and its Affiliates terminates due to the Awardee’s death or Total and Permanent Disability and (ii) a Change of Control occurs following such termination of employment but prior to the end of the Performance Period, a number of Restricted Shares equal to the product of (x) the number of then-outstanding Restricted Shares multiplied by (y) the Vesting Percentage calculated assuming that the MSCI Index Relative Performance for the Performance Period is attained at Target Level (as set forth on Exhibit A) (with any fractional Restricted Share rounded as determined by the Company) shall automatically become fully vested and no longer subject to Restrictions, as of the date of such Change of Control.
(c)    If the Awardee’s employment with the Company and its Affiliates shall be terminated for any reason other than as set forth in Section 5(a), then except as otherwise set forth in a written agreement between the Awardee and the Company or an Affiliate thereof, all of the Awardee’s then-unforfeited Restricted Shares shall thereupon be cancelled and forfeited as of the date of such termination of employment without consideration therefor, and the Awardee shall have no further right or interest in or with respect to such Restricted Shares.
6.    Restriction on Transferability.
Except as otherwise provided in the Plan and subject to Section 5, the Restricted Shares shall not be transferable unless and until (and solely to the extent) the Awardee satisfies the vesting requirements contained in Section 4. Any Transfer of the Restricted Shares which is not made in compliance with the Plan and this Agreement shall be null and void and of no effect.
7.    Voting and Dividend Rights.
The Awardee shall have the voting rights of a stockholder of Common Stock with respect to the Restricted Shares. Any dividends declared on the Common Stock with respect to unvested Restricted Shares shall not be paid to the Awardee on a current basis, but shall instead accumulate and be paid to the Awardee in a lump sum on the date (if any), and only to the extent, that the underlying Restricted Shares vest. The Awardee’s right to any unpaid dividends with respect to unvested Restricted Shares that are forfeited, cancelled or otherwise terminate without having vested shall be forfeited, cancelled and shall terminate upon the forfeiture, cancellation or termination of the underlying Restricted Shares. Any amounts that may become distributable in respect of dividends declared or paid on the Common Stock shall be treated separately from the Restricted Shares and the rights arising in connection therewith for purposes of Section 409A of the Code (including for purposes of the designation of time and form of payments required by Section 409A of the Code).
8.    Regulation by the Committee.
This Agreement and the Restricted Shares shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Awardee, including, without limitation, any question relating to the vesting conditions set forth in Section 4.
9.    Withholding.
The Company and its Affiliates shall be entitled to deduct and withhold the minimum amount necessary in connection with the Awardee’s Restricted Shares to satisfy its withholding obligations under any and all federal, state and/or local tax rules or regulations.
10.    Amendment.
The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would impair the Awardee’s rights or entitlements with respect to the Restricted Shares shall be effective without the prior written consent of the Awardee.
11.    Plan Terms.
The terms of the Plan are hereby incorporated herein by reference.
12.    Effective Date of Award.
The award of each Restricted Share under this Agreement shall be effective as of the Effective Date.
13.    Awardee Acknowledgment.
By executing this Agreement, the Awardee hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms of both the Plan and this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

AWARDEE:	KENNEDY-WILSON HOLDINGS, INC.

________________________________ ____________	By: Its:

EXHIBIT A
Vesting Criteria for the
Kennedy Wilson Second Amended and Restated 2009 Equity Participation Plan
for Restricted Stock Awards to Employees

I.	All calculations will be reviewed and approved by the Compensation Committee of the Board and their decisions will be final and conclusive and set forth in the minutes of their meetings.

II.
Vesting of award – Except as provided in the Restricted Stock Award Agreement with respect to a Change of Control, the Restricted Shares will vest on the Vesting Date (as defined in the Restricted Stock Award Agreement), subject to an employment requirement and the MSCI Index Relative Performance over the Performance Period, as described in Section III below and in the Restricted Stock Award Agreement. Dividends declared with respect to unvested Restricted Shares will be held by the Company and paid as and when (and only to the extent that) such shares vest as set forth in the Restricted Stock Award Agreement.

III.	The Vesting Percentage for the Performance Period will be determined as follows:

	MSCI Index Relative Performance	Vesting Percentage
	Less than -1,200 basis points	0%
Threshold Level	-1,200 basis points	33.3%
Target Level	0 basis points	66.7%
Maximum Level	1,200 basis points or greater	100%

In the event that the MSCI Index Relative Performance falls between the Threshold Level and the Target Level, the Vesting Percentage shall be determined using straight line linear interpolation between the Threshold Level and Target Level Vesting Percentages specified above, and in the event that the MSCI Index Relative Performance falls between the Target Level and the Maximum Level, the Vesting Percentage shall be determined using straight line linear interpolation between the Target Level and Maximum Level Vesting Percentages specified above.